SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant Filed by a party other than the Registrant Check the appropriate box:	[X] [ ]
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ESTERLINE TECHNOLOGIES CORPORATION
____________________________________________________________________________
(Name of Registrant as Specified in Its Charter)

____________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: ____________________________________________________________
	(2)	Aggregate number of securities to which transaction applies: ____________________________________________________________
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

____________________________________________________________

	(4)	Proposed maximum aggregate value of transaction: ____________________________________________________________
	(5)	Total fee paid: ____________________________________________________________
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid: ____________________________________________________________
	(2)	Form, Schedule or Registration Statement No.: ____________________________________________________________
	(3)	Filing party: ____________________________________________________________
	(4)	Date Filed: ____________________________________________________________

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

10800 NE 8th Street
Bellevue, Washington 98004

_____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 2, 2000

_____________________

To the Shareholders of Esterline Technologies Corporation:

      NOTICE IS HEREBY GIVEN that the 2000 ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the "Company"), annual meeting of shareholders will be held on Thursday, March 2, 2000 at 10:00 a.m., at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, for the following purposes:

(1)	to elect three directors of the Company to serve a term of three years;
(2)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on January 4, 2000, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

      The Company's Annual Report for the fiscal year 1999 is enclosed for your convenience.
By order of the Board of Directors /s/ Robert D. George ROBERT D. GEORGE Vice President, Chief Financial Officer, Secretary and Treasurer January 21, 2000

Your vote is important. Please sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure that your shares will be represented at the annual meeting. Holders of a majority of the outstanding shares must be present either in person or by proxy for the meeting to be held. If you attend the meeting and vote your shares personally, any previous proxies will be revoked.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 2, 2000

_____________________

      This proxy statement, which is first being mailed to shareholders on or about January 21, 2000, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the "Company") of proxies in the accompanying form to be voted at the 2000 annual meeting of shareholders of the Company to be held on Thursday, March 2, 2000 at 10:00 a.m., at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, and at any adjournment or postponement thereof. The Company's principal executive office is at 10800 NE 8th Street, Bellevue, Washington 98004.

      The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, telegram, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse such persons for their expenses in so doing.

      Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company's address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

      The Board of Directors has fixed the close of business on January 4, 2000, as the record date for determination of holders of common stock of the Company (the "Common Stock") entitled to notice of and to vote at the annual meeting. At the close of business on the record date there were outstanding and entitled to vote 17,350,751 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of all other items being submitted to the shareholders for their consideration. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The Common Stock is listed for trading on the New York Stock Exchange.

      Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether or not a quorum is present at the annual meeting. The inspectors of election will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or other nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present for purposes of determining whether a quorum is present or whether a matter has been approved.

ELECTION OF DIRECTORS

      Three directors are to be elected at the 2000 annual meeting of shareholders to serve three-year terms expiring at the 2003 annual meeting or until their successors are elected and qualified. The Board of Directors recommends a vote FOR the three director nominees named below.

      Directors of the Company are elected for three-year terms that are staggered such that one-third of the directors are elected each year. The current directors whose terms expire at the 2000 annual meeting are Gilbert W. Anderson, Wendell P. Hurlbut and Malcolm T. Stamper. Messrs. Anderson and Stamper have advised the board that they will be retiring as directors immediately after the conclusion of the 2000 annual meeting of shareholders. During the year, the Board of Directors was expanded by two members; Messrs. Cline and Centanni were elected in June and September, respectively. Upon Messrs. Anderson and Stamper's retirement, the size of the Board of Directors will be reduced by two members.

      Information as to each nominee and each director whose term will continue after the 2000 annual meeting is provided below. In the election of directors, any action other than a vote FOR the nominee will have the practical effect of voting against the nominee. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the three nominees named below. The Board of Directors knows of no reason why any of the nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominees:

Ross J. Centanni
Chairman, President and Chief Executive Officer, Gardner Denver, Inc.  Age 54.
Mr. Centanni is the Chairman, President and Chief Executive Officer of Gardner Denver, Inc. (a manufacturer of industrial compressors and blowers). He was elected Chairman in November 1998 and has served as President and Chief Executive Officer since November 1993. He also is a director of Denman Services, Inc. and Quincy University. He was elected a director of the Company effective September 1999.

Robert S. Cline
Chairman and Chief Executive Officer, Airborne Freight Corporation.  Age 62.
Mr. Cline is the Chairman and Chief Executive Officer of Airborne Freight Corporation (an air express company), having held such positions since 1984. He is a director of Safeco Corporation and Metricom, Inc. He was elected a director of the Company effective June 1999.

Wendell P. Hurlbut
Chairman, Esterline Technologies.  Age 68.
Mr. Hurlbut has served as Chairman since January 1993. Previously, he served as Chief Executive Officer of the Company from September 1997 through January 1999 and President and Chief Executive Officer from January 1993 through September 1997. Mr. Hurlbut is also a member of the Board of Directors of the National Association of Manufacturers. He has been a director of the Company since 1989.

Continuing Directors:

Richard R. Albrecht
Executive Vice President (Retired), Commercial Airplane Group, The Boeing Company.  Age 67.
Prior to August 1997, Mr. Albrecht was Executive Vice President of the Commercial Airplane Group for The Boeing Company (an aerospace company), having held such position from 1984 to 1997. He has been a director of the Company since 1997 and his term expires in 2001.

John F. Clearman
Chief Financial Officer, Milliman & Robertson.  Age 62
Mr. Clearman has been the Chief Financial Officer, Milliman & Robertson (an actuarial consulting firm) since October 1998. He is the former President and Chief Executive Officer of NC Machinery Co., having held such positions from 1986 through 1994. He is also a director for several other companies including Oberto Sausage, Washington Federal Savings, Inc., Barclay Dean Interiors, GT Development, and Lang Manufacturing. He has been a director of the Company since 1989 and his term expires in 2001.

Robert W. Cremin
President and Chief Executive Officer, Esterline Technologies.  Age 59.
Mr. Cremin has been Chief Executive Officer since January 1999 and President since September 1997. From January 1991 to September 1997, he served in various executive positions including Chief Operating Officer, Executive Vice President, Senior Vice President and Group Executive. He has been a director of the Company since 1998 and his term expires in 2002.

E. John Finn
Chairman (Retired), Dorr-Oliver Incorporated.  Age 68.
Mr. Finn is the retired Chairman and Partner of Dorr-Oliver Incorporated (a process engineering and equipment company), having held such positions from 1988 to 1995. He is also a director of Advanced Refractory Technologies, Inc., Pro Air, Inc. and Stantec, Inc. He has been a director of the Company since 1989 and his term expires in 2002.

Robert F. Goldhammer
Chairman, ImClone Systems, Incorporated.  Age 68.
Mr. Goldhammer has been the Chairman of ImClone Systems, Incorporated (a biotechnology company) since 1984. Previously, he was a Partner and Vice Chairman of the Executive Committee of Kidder, Peabody & Co. Incorporated. He is also President and a Partner at Concord International Investments Group L.L.P. He has been a director of the Company since 1974 and his term expires in 2002.

Jerry D. Leitman
President and Chief Executive Officer of Fuel Cell Energy, Inc.  Age 57.
Mr. Leitman has served as President and Chief Executive Officer of Fuel Cell Energy, Inc. (a fuel cell company) since August 1997. Previously, he was President of Jaydell, Inc. from January 1995 through August 1997, and President of ABB Air Pollution Control from October 1992 through December 1994. He is also Chairman of Evercel, Inc. He has been a director of the Company since 1998 and his term expires in 2002.

Paul G. Schloemer
President and Chief Executive Officer (Retired), Parker Hannifin Corporation.  Age 71.
Mr. Schloemer is the retired President and Chief Executive Officer of Parker Hannifin Corporation (a manufacturer of motion control products), having held such positions from 1984 to 1993 and is a director of Source Capital, Inc. He has been a director of the Company since 1993 and his term expires in 2001.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

      The Company pays, in cash, non-employee directors an annual retainer fee of $20,000 for services on the Board and all committees thereof, a fee of $1,000 for each special meeting attended and a fee of $200 for each telephonic meeting in which they participate (and reimburses such directors for out-of-pocket expenses incurred therewith). The Company also pays non-employee committee chairmen an annual fee of $5,000. The Company entered into an agreement with Mr. Hurlbut effective as of January 19, 1999, pursuant to which Mr. Hurlbut will serve as Chairman of the Board until the second anniversary of this retirement date. Pursuant to the agreement, the Company has paid to Mr. Hurlbut a single lump-sum payment of $500,000 as compensation for such service as Chairman and as additional recognition for his years of service to the Company. See the section called "Termination Agreements."

      In addition, the Company pays non-employee directors additional compensation in the form of an annual issuance to each director of $5,000 worth of fully-paid Common Stock and reimburses each such director in cash for the payment of income taxes ($3,278.15 at current Federal income tax rates) on this stock. Employees of the Company serving on the Board and committees thereof receive no additional compensation for such service. There were six meetings of the Board of Directors during fiscal 1999.

Board Committees

      The Audit Committee, currently consisting of Messrs. Clearman (Chairman), Albrecht, Anderson, Centanni, Cline, Leitman and Schloemer, recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and reviews the fees charged for audits and for any non-audit assignments. This Committee also reviews: (1) the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors resulting therefrom and management's response thereto, (2) the accounting principles being applied by the Company in financial reporting, (3) the activities of the Company's internal auditors and the adequacy of internal accounting controls, (4) the Company's environmental compliance practices and management system, and (5) such other related matters as it deems appropriate. The Audit Committee met six times during 1999.

      The Compensation & Stock Option Committee, currently consisting of Messrs. Goldhammer (Chairman), Finn and Stamper, recommends the form and level of compensation for officers of the Company. The Compensation & Stock Option Committee has also been appointed by the Board of Directors to administer the Company's stock option plans and incentive compensation plans. The Compensation & Stock Option Committee met six times during 1999.

      The Executive Committee, currently consisting of Messrs. Hurlbut (Chairman), Cremin, Finn, Goldhammer and Stamper, reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings. The Executive Committee met twice during 1999.

      The Nominating Committee, currently consisting of Messrs. Stamper (Chairman), Cremin, Finn and Schloemer, recommends individuals to be presented to the shareholders of the Company for election or re-election to the Board of Directors. Written proposals from shareholders for nominees for directors to be elected at the 2000 annual meeting, which were submitted to the Secretary of the Company by September 17, 1999, and which contained sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications, were considered by the Nominating Committee. The Nominating Committee met three times during 1999.

      Each director, during 1999, attended at least 83% of the total number of meetings of the Board of Directors and Board committees of which he was a member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 4, 2000 by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's named executive officers and (iv) all directors and executive officers of the Company as a group.
Name and Address of Beneficial Owner (1)	Number of Shares (2)		Percent of Class

The Prudential Insurance Company of America
751 Broad Street, Newark, NJ 07102
J. L. Kaplan Associates, LLC
222 Berkeley Street, Suite 2010, Boston, MA 02116
Sanford C. Bernstein & Co., Inc.
767 Fifth Avenue, New York, NY 10153
Becker Capital Management, Inc.
1211 SW 5th Avenue, Suite 2185, Portland, OR 97204
Larry A. Kring
Robert W. Cremin
Wendell P. Hurlbut
Stephen R. Larson
Robert W. Stevenson
James J. Cich, Jr.
E. John Finn
Robert F. Goldhammer
Robert D. George
John F. Clearman
Gilbert W. Anderson
Paul G. Schloemer
Malcolm T. Stamper
Richard R. Albrecht
Jerry D. Leitman
Ross J. Centanni
Robert S. Cline
Directors, nominees and executive officers as a group (18 persons)

	1,197,400 1,093,340 1,047,242 1,032,475 251,650 218,128 189,625 171,000 97,374 82,200 38,042 18,542 18,750 12,042 6,286 4,042 4,042 2,532 298 -- -- 1,162,053	(4) (3) (5) (6) (7) (7)(8) (7) (7) (7)(8) (7)(8)	6.9% 6.3% 6.0% 6.0% 1.4% 1.2% 1.1% 1.0% * * * * * * * * * * * * * 6.4%

____________________
*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 10800 NE 8th Street, Bellevue, Washington 98004.
(2)

Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)

The holding shown is based on a Schedule 13G filed with the SEC on or about January 26, 1999, and certain other information provided by The Prudential Insurance Company of America, an insurance company, a registered broker-dealer and a registered investment advisor that disclaims beneficial ownership of these shares. Based on such information, shared voting and dispositive power is reported with respect to all of the shares.

(4)

The holding shown is based on information provided by J. L. Kaplan Associates, LLC, a registered investment advisor. Based on such information, sole and shared voting and dispositive power is reported with respect to all of the shares.

(5)

The holding shown is based on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on or about February 5, 1999, and certain other information provided by Sanford C. Bernstein & Co., Inc., a registered broker-dealer and a registered investment advisor. Based on such information, sole and shared voting and dispositive power is reported with respect to all of the shares.

(6)

The holding shown is based on information provided by Becker Capital Management, Inc., registered investment advisor. Based on such information, shared voting and dispositive power is reported with respect to all of the shares.

(7)

Includes shares subject to options granted under the Company's 1987 and 1997 Stock Option Plans which are exercisable currently or within 60 days of the date of this proxy statement as follows: Mr. Hurlbut, 114,250 shares; Mr. Cremin, 208,500 shares; Mr. Cich, 50,000 shares; Mr. George, 17,750 shares; Mr. Kring, 231,250 shares; Mr. Larson, 169,000 shares; Mr. Stevenson, 75,250 shares; and directors, nominees and executive officers as a group, 913,500 shares.

(8)	Includes shares held in the name of such holder's children as follows: Mr. Cremin, 3,047 shares and Mr. Stevenson, 17,500.

EXECUTIVE COMPENSATION

      The following table summarizes compensation paid or accrued during fiscal years 1999, 1998 and 1997 for services in all capacities to the Company by the persons who, at October 31, 1999, were the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

Summary Compensation Table
Long-Term Compensation Awards
		Annual Compensation		Securities Underlying Options (#) (1)	Payouts	All Other Compensation ($) (2)
Name and Principal Position	Year	Salary ($)	Bonus ($)		LTIP Payouts ($)
Wendell P. Hurlbut (3) Chairman of the Board	1999 1998 1997	98,622 425,000 421,667	46,030 307,785 349,350	20,000 25,000 36,000	48,461 412,500 287,100	2,400 2,400 2,375
Robert W. Cremin (4) President and Chief Executive Officer	1999 1998 1997	373,333 340,000 317,083	187,758 225,709 232,900	50,000 20,000 50,000	220,275 300,000 156,600	2,400 2,400 2,375
James J. Cich, Jr. (5) Group Vice President	1999 1998 1997	200,000 184,375 116,667	56,311 68,799 49,261	10,000 20,000 50,000	72,090 90,000 42,904	2,400 2,400 2,375
Robert D. George (6) Vice President, Chief Financial Officer, Secretary and Treasurer	1999 1998 1997	180,833 152,500 46,667	51,881 46,772 13,032	35,000 8,000 20,000	40,050 60,000 14,187	2,400 2,400 2,375
Larry A. Kring Group Vice President	1999 1998 1997	282,500 267,500 252,500	93,879 130,356 139,740	15,000 15,000 20,000	72,090 135,000 93,960	2,400 2,400 2,375
Stephen R. Larson (7) Vice President, Strategy & Technology	1999 1998 1997	248,333 238,667 230,000	82,350 115,872 127,136	10,000 13,000 20,000	72,090 135,000 93,960	2,400 2,400 2,375
Robert W. Stevenson (8) Former Executive Vice President, Chief Financial Officer and Secretary	1999 1998 1997	204,167 292,500 277,500	76,585 160,229 172,620	20,000 16,000 20,000	53,400 150,000 104,400	2,400 2,400 2,375

____________________
(1)	All prior year options have been restated for the two for one stock split effective April 20, 1998.
(2)	Other amounts listed are those contributed or accrued by the Company for the Named Executive Officer under the Company's 401(k) plan. Additional amounts were paid to Mr. Hurlbut as discussed below.
(3)

On January 19, 1999, Mr. Hurlbut resigned as Chief Executive Officer, but will continue as Chairman of the Board until the second anniversary of this retirement date. Upon his resignation as an employee of the Company, unvested options were cancelled in accordance with the plan provisions. For 1999, 1998 and 1997 the cancelled options were 20,000, 18,750 and 18,000, respectively.

(4)

Mr. Cremin was promoted to President and Chief Executive Officer on January 19, 1999. Previously, he held positions as President and Chief Operating Officer since September 25, 1997 and Executive Vice President and Chief Operating Officer since October 1, 1996.

(5)	Mr. Cich was promoted to Group Vice President on March 1, 1999. Previously, he was Group Executive from his hire date of February 24, 1997.
(6)

Mr. George was promoted to Vice President, Chief Financial Officer, and Secretary effective July 1, 1999. He served as Treasurer and Controller from his hire date of June 30, 1997 and continues as Treasurer.

(7)	Mr. Larson was promoted to Vice President, Strategy & Technology on January 4, 2000. From April 1991, he was Group Vice President.
(8)

Mr. Stevenson retired as Executive Vice President, Chief Financial Officer, Secretary and Treasurer effective June 30, 1999. Upon his resignation as an employee of the Company, unvested options were cancelled in accordance with the plan provisions. For 1999, 1998 and 1997 the cancelled options were 20,000, 12,000 and 10,000, respectively.

Options Granted in the Fiscal Year Ended October 31, 1999
Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
						0% ($)	5% ($)	10% ($)
Wendell P. Hurlbut Robert W. Cremin James J. Cich, Jr. Robert D. George Larry A. Kring Stephen R. Larson Robert W. Stevenson	20,000 25,000 25,000 10,000 15,000 20,000 15,000 10,000 20,000	(3) (4) (5) (3)	10% 12% 12% 5% 7% 10% 7% 5% 10%	20.6875 20.6875 19.5000 20.6875 20.6875 13.2500 20.6875 20.6875 20.6875	December 2008 December 2008 January 2009 December 2008 December 2008 June 2009 December 2008 December 2008 December 2008	0 0 0 0 0 0 0 0 0	260,205 325,256 306,586 130,103 195,154 166,657 195,154 130,103 260,205	659,411 824,264 776,949 329,705 494,558 422,342 494,558 329,705 659,411

____________________
(1)

The grants were made in December 1998, except where noted, pursuant to the Company's Stock Option Plan. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant. In the event any person becomes the beneficial owner of 30% or more of the Common Stock, including by means of a tender offer, or upon approval by the Company's shareholders of a merger or similar transaction providing for the exchange of more than 50% of the Company's shares into cash, property or securities of a third party, all options held by the Named Executive Officers under the stock option plans will become immediately exercisable.

(2)

The potential realizable value is based on the assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term, as specified by the SEC. These assumed rates of annual stock price appreciation are specified by the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual realizable value, if any, on stock option exercises depends on the future performance of the Common Stock as well as the option holder's continued employment with the Company.

(3)

Upon resignation as an employee of the Company, options granted, but unvested, to Messrs. Hurlbut and Stevenson were cancelled in accordance with the option plan. All options granted during 1999 were unvested and therefore cancelled.

(4)	This grant was made upon Mr. Cremin's promotion to President and Chief Executive Officer.
(5)	This grant was made pursuant to Mr. George's promotion to Vice President, Chief Financial Officer and Secretary, in addition to remaining Treasurer.

Aggregated Option Exercises in the Fiscal Year Ended October 31, 1999, and Fiscal Year End Option Values
Name	Shares Acquired on Exercise (#) (1)	Value Realized ($) (2)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) (3)		Value of Unexercised, In-the-Money Options at Fiscal Year End ($) (4)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Wendell P. Hurlbut Robert W. Cremin James J. Cich, Jr Robert D. George Larry A. Kring Stephen R. Larson Robert W. Stevenson	-- -- -- -- -- 20,000 --	-- -- -- -- -- 313,750 --	114,250 177,500 30,000 12,000 215,000 154,500 75,250	-- 122,500 50,000 51,000 40,000 33,500 --	509,625 716,781 4,687 -- 1,810,078 1,106,953 476,328	-- 102,719 4,687 10,000 12,734 12,734 --

____________________
(1)

All of the shares were acquired under the cashless exercise procedure provided for in the Company's Stock Option Plan. This procedure provides for payment of the exercise price of the options and federal taxes incurred upon such exercise by the optionees through withholding of shares otherwise issuable upon such exercise, valued at market on the date of exercise. The net number of shares issued pursuant to such exercise for Mr. Larson was 10,964.

(2)	The value realized is the difference between the fair market value of the underlying Common Stock at the time of exercise and the aggregate exercise price of the options.
(3)	Exercisable/unexercisable amounts are as of October 31, 1999.
(4)

Based on the closing price of the Common Stock on October 29, 1999, as reported by the New York Stock Exchange ($13.75), less the exercise price, multiplied by the number of in-the-money options held. There is no guarantee that, if and when these options are exercised, they will have this value.

Long-Term Incentive Plans--Awards in the Fiscal Year Ended October 31, 1999
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Annual Payouts under Non-Stock Price-Based Plans ($) (1)
			Target	Maximum
Wendell P. Hurlbut Robert W. Cremin James J. Cich, Jr. Robert D. George Larry A. Kring Stephen R. Larson Robert W. Stevenson	-- -- -- -- -- -- --	1997-1999 1997-1999 1997-1999 1997-1999 1997-1999 1997-1999 1997-1999	275,000 275,000 90,000 50,000 90,000 90,000 100,000	412,500 412,500 135,000 75,000 135,000 135,000 150,000

____________________
(1)

The above awards were made pursuant to the Company's long term incentive compensation plan which was instituted on November 1, 1996. Awards under the new plan are based on performance with respect to three groups of objectives: Group I--target earnings per share growth and target return on shareholders equity; Group II--strategic operating performance objectives, which may be altered from time to time by the Committee; and Group III-- relative earnings per share and return on equity as compared to a peer group of companies and industries. Each of the three groups of objectives is weighted equally and the plan provides for annual updating of objectives when the Committee deems appropriate. Partial payments are to be made based on performance with respect to each group of targets for each year. See "Compensation Committee Report--Long Term Incentive Plan."

Retirement Benefits

      The Named Executive Officers are covered by a tax-qualified defined benefit retirement plan (which covers substantially all U.S. employees of the Company) and a Supplemental Executive Retirement Plan ("SERP") which requires an employee contribution of 1% of annual compensation. Under the plans, benefits accrue until retirement, subject to a 30-year maximum, with normal retirement at age 65. Under the tax-qualified defined benefit retirement plan, retirees are entitled to receive an annuity computed under a five-year average compensation formula, which includes salary, amounts earned under annual and long-term incentive compensation plans and amounts realized upon exercise of stock options, less expected Social Security benefits. The SERP provides benefits in excess of statutory limits and entitles retirees to receive an annuity computed under a restricted version of the five-year average compensation formula, which excludes amounts earned under the long-term incentive compensation plan and amounts realized upon exercise of stock options. The retirees may select either a life annuity or one of several alternative forms of payment with an equivalent actuarial value. The Company has entered into an agreement with Mr. Hurlbut effective as of January 19, 1999 pursuant to which Mr. Hurlbut's annual SERP benefit will be $318,154. See the section called "Termination Agreements."

      The approximate annual annuity payable upon retirement to the Named Executive Officers is shown in the following table. The amounts shown are for retirement at age 65. Benefits are integrated with Social Security based on the career average Social Security wage base in effect in 1999. To the extent the Social Security wage base is increased after 1999, the benefits payable under the retirement plan would be lower than the amounts shown.

Pension Plan Table
Average Compensation	Years of Credited Service at Retirement
	10	15	20	25	30
$100,000 250,000 400,000 550,000 700,000 850,000	$13,400 37,400 61,400 85,400 109,400 133,400	$20,000 56,000 92,000 128,000 164,000 200,000	$26,700 74,700 122,700 170,700 218,700 266,700	$33,400 93,400 153,400 213,400 273,400 333,400	$40,100 112,100 184,100 256,100 328,100 400,100

      The Named Executive Officers currently have the following completed years of credited service for purposes of the defined benefit retirement plan: Mr. Hurlbut, 30; Mr. Cremin, 22; Mr. Cich, 2; Mr. George, 2; Mr. Kring, 6; Mr. Larson, 20; and Mr. Stevenson, 26.

Termination Agreements

      The Company has entered into termination protection agreements with the Named Executive Officers which are designed to induce them to remain in the employ of the Company or any successor company in the event of certain changes in ownership or control by assuring compensation benefits if an officer is terminated "Without Cause" or resigns for "Good Reason," as defined in the agreements. In the event of such termination within two years after a change in ownership or control, the agreements provide for lump sum payments equal to twice the average compensation received during the prior two years, payment of certain legal fees and expenses associated with the termination and insurance benefits for the remainder of the initial two-year period, or until other full-time employment is accepted.

      Mr. Hurlbut entered into an agreement with the Company effective as of January 19, 1999. The agreement provides that Mr. Hurlbut will serve as Chairman of the Board until the second anniversary of this retirement date. Pursuant to the agreement, the Company has paid Mr. Hurlbut a single lump-sum payment of $500,000 for such service as Chairman and as additional recognition for his years of service to the Company. If Mr. Hurlbut voluntarily resigns as Chairman prior to the second anniversary of this retirement date, except in connection with certain changes in ownership or control of the Company, he will have to reimburse the Company for any unearned portion of the $500,000 payment. The agreement also provides that the Company will increase Mr. Hurlbut's SERP benefits, paying him an annual benefit of $318,154 during his lifetime, and following his death, 50% of such amount, if his wife survives him, for the remainder of his wife's lifetime.

COMPENSATION COMMITTEE REPORT

Executive Compensation Principles

      The Compensation & Stock Option Committee (the "Committee") is responsible for administering the compensation program for the executive officers of the Company. The Committee is composed exclusively of non-employee directors who are not eligible to participate in any of the executive compensation programs.

      The Company's executive compensation practices are based on principles designed to align executive compensation with Company objectives, business strategy, management initiatives and financial performance. In applying these principles the Committee has established a program to:

•

Support a performance-oriented environment that rewards performance not only with respect to the Company's annual results, but also Company performance as compared to that of longer-term industry performance levels.

•	Reward executives for long-term strategic management and the enhancement of shareholder value.
•	Attract and retain key executives critical to the success of the Company.

Executive Compensation Program

      Each executive's total compensation consists of both cash and equity-based compensation. The cash portion consists of salary, an annual incentive plan and a long-term incentive plan. The equity portion consists of awards under the Company's stock option plans.

Salary:

      The Committee determines the initial salary for key executive officers based upon surveys of salaries for positions of comparable responsibility, taking into account competitive norms and the experience of the person being considered. Subsequent salary changes are based upon individual performance or changes in responsibilities.

Annual Incentive Plan:

      At the beginning of the fiscal year, the Committee establishes a "target" award amount for each executive (stated as a percentage of the executive's base salary) and performance measurement goals for the year. The award amount calculated pursuant to the plan formula can range from 0% to 150% of each executive's "target" award amount.

      After award amounts are computed under the plan formula, the Committee may, at its discretion, adjust the actual amount paid to each executive upward or downward by as much as 25% of the greater of the executive's computed award or the executive's target award amount. The ability of the Committee to make subjective adjustments to award amounts reflects the Committee's concern that the performance of the Company measured against the goals established at the beginning of the year may not fully reflect the achievements of management. No award may exceed 112.5% of the executive's base salary.

      For 1999, the Committee selected earnings per share as the sole performance goal. Award amounts computed under the plan formula ranged from 25% to 49% of base salary. No adjustments under the discretionary formula were made.

Long-Term Incentive Plan:

      The long-term incentive compensation plan covers the three fiscal year period ending in October 1999 and is based on three groups of objectives: Group I establishes target earnings per share growth and target return on shareholders equity; Group II establishes strategic operating performance objectives for the Committee to monitor which may be altered from time to time by the Committee; and Group III establishes relative earnings per share and return on equity performance measurements compared to a peer group of companies and industries. Each of the three groups of objectives is weighted equally and the plan provides for annual updating of objectives when the Committee deems appropriate.

      The plan contemplates partial payouts after the close of each fiscal year based on Committee evaluation of performance and based upon certain dollar targets established for each participant at the beginning of each fiscal year. These partial payouts are limited to 150% of base salary for each year an executive receives payments under the plan. For fiscal 1999, no earned payout to a plan participant exceeded 58% of base salary.

Stock Options:

      The portion of the long-term incentives provided from stock options contemplates annual awards of stock options roughly equal in market value to the current salary of each senior executive. The Committee regularly reviews each executive's situation and periodically grants additional options. In December 1998 and 1999, the Committee awarded the officers options to purchase, in the aggregate, 125,000 and 114,500 shares, respectively, of the Company's Common Stock with an exercise price equal to the fair market value on the date of grant.

Chief Executive Officer Compensation

      The Compensation Committee believes the CEO's compensation should be structured so that the payouts from the annual incentive plan and the long-term incentive plan relate closely to the Company's performance. It has followed a policy of providing the CEO a compensation package which, in addition to base salary, would pay cash incentives of up to 125% of salary for target Company performance. In 1999, the CEO's award under the annual incentive plan was $187,758 (49% of base salary), the earned portion of the long-term incentive plan was $220,275 (58% of base salary) and his base salary was $380,000 (effective January 1, 1999). In December 1998 and 1999, the Committee awarded the CEO options to purchase 25,000 and 35,000 shares, respectively, of the Company's Common Stock at fair market value on the date of grant. In addition upon promotion, the Committee awarded the CEO options to purchase 25,000 shares of the Company's Common Stock at fair market value on the date of grant.

      Each year, the Committee separately reviews the CEO's salary and participation levels in both the annual incentive plan and long-term incentive plan.

      The Company's general policy is to provide compensation payable under its executive compensation plans and arrangements that will be deductible under the million dollar limit on deductible compensation provided under Section 162(m) of the Internal Revenue Code. However, exceptions may be made on a case-by-case basis.

Respectfully submitted,

Robert F. Goldhammer, Chairman
E. John Finn
Malcolm T. Stamper

COMMON STOCK PRICE PERFORMANCE GRAPH

      The following graph compares the cumulative total return to shareholders on the Common Stock during the years 1994 through 1999 with the cumulative total return of the Standard & Poor's 500 Stock Index, and the Standard & Poor's Capital Goods Index. The cumulative total return on the Company's Common Stock and each index assumes the value of each investment was $100 on October 31, 1994, and that all dividends were reinvested. The measurement dates plotted below indicate the last trading date of each fiscal year shown. The stock price performance shown in the graph is not necessarily indicative of future price performance.
Company/Index	1994	1995	1996	1997	1998	1999
ESTERLINE TECHNOLOGIES	100	186.85	188.88	293.92	323.21	222.20
S&P 500 INDEX	100	126.44	156.90	207.29	252.88	317.79
CAPITAL GOODS-500	100	125.03	162.67	203.38	230.53	296.54
S&P SMALLCAP 600 INDEX	100	121.16	145.95	192.62	171.32	191.94

SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors, on the recommendation of the Audit Committee, selected Deloitte & Touche LLP, Seattle, Washington, as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 2000. Said firm has audited the financial statements of the Company since 1987.

      Representatives of Deloitte & Touche LLP will be present at the 2000 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange act of 1934, as amended, generally requires the Company's directors and executive officers to send reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during 1999.

OTHER MATTERS

      As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

ANNUAL REPORT AND FORM 10-K

      The 1999 Annual Report of the Company was mailed to shareholders with this proxy statement. The Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1999 to any shareholder who makes a request. Contact Esterline Technologies, Attn: Corporate Communications, 10800 NE 8th Street, Bellevue, WA 98004 or call (425) 453-9400. This proxy statement and the 1999 Annual Report are also available at the Company's World Wide Web site, http://www.esterline.com.

SHAREHOLDER PROPOSALS FOR 2000

      An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2001 annual meeting must notify the Secretary of the Company. The proposal must be received at the Company's executive office no later than September 21, 2000. A shareholder must have been a registered or beneficial owner of at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal and the shareholder must continue to own such stock through the date on which the meeting is held. In addition, if the Company receives notice of a shareholder proposal after December 5, 2000, the persons named as proxies in the proxy statement for the 2001 annual meeting will have discretionary voting authority to vote on such proposal at the 2001 annual meeting.

By order of the Board of Directors

/s/ Robert D. George

ROBERT D. GEORGE
Vice President,
Chief Financial Officer,
Secretary and Treasurer

January 21, 2000
Please mark your votes as indicated in this example	[X]

(1)   Election of the following Nominees as Directors to serve a term of three years:

Ross J. Centanni, Robert S. Cline, and Wendell P. Hurlbut
FOR all nominees listed above (except as marked to the contrary) [ ]	WITHHOLD AUTHORITY to vote for all nominees listed above [ ]

INSTRUCTION: To withhold authority for any individual nominee, print that nominee's name in the following space:

____________________________________________________________________

(2)   In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed on this proxy card. Management recommends a vote FOR all nominees designated on this proxy card. If no specification is made, a vote FOR all of said nominees will be entered.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Please sign exactly as name appears on this proxy. If stock is held jointly, each owner should sign. Persons signing in a representative capacity should give their title.

PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD.

Signature ___________________ Signature ____________________ Date __________

Please sign exactly as name appears on this proxy. If stock is held jointly, each owner should sign. Persons signing in a representative capacity should give their title.

PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD.

FOLD AND DETACH HERE

FOLD AND DETACH HERE

ESTERLINE TECHNOLOGIES CORPORATION

This Proxy is Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Robert W. Cremin and Robert D. George and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 2, 2000, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as follows:

(Continued and to be signed on other side)